Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ELLIE MAE, INC.

Ellie Mae, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

ONE:        The Corporation was incorporated on October 14, 2009 pursuant to the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

TWO:       This Amended and Restated Certificate of Incorporation shall be effective as of 10:00 a.m. Eastern Time, on March 23, 2010.

THREE:   This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the Delaware General Corporation Law.

FOUR:      This Amended and Restated Certificate of Incorporation amends and restates the Restated Certificate of Incorporation to read as follows:

ARTICLE I.

NAME

The name of the Corporation is Ellie Mae, Inc.

ARTICLE II.

ADDRESS

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, county of New Castle. The name of its registered agent at such address is The Corporation Trust Corporation.

ARTICLE III.

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV.

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation is authorized to issue is 107,971,150, consisting of 65,000,000 shares of Common Stock, par value $0.0001 per share, and 42,971,150 shares of Preferred Stock, par value $0.0001 per share. The Preferred Stock consists of nine series, of which 2,000,000 shares have been designated as Series A Preferred Stock (the “Series A Preferred Stock”), 3,000,000 shares have been designated as Series B Preferred Stock (the “Series B Preferred Stock”), 500,000 shares have been designated as Series C Preferred Stock (the “Series C Preferred Stock”), 10,000,000 shares have been designated as Series D Preferred Stock (the “Series D Preferred Stock”), 13,195,000 shares have been designated as Series E Preferred Stock (the “Series E Preferred Stock”), 4,000,000 shares have been designated as Series F Preferred Stock (the “Series F Preferred Stock”), 6,276,150 shares have been designated as Series G Preferred Stock (the “Series G Preferred Stock”), 3,000,000 shares have been designated as Series G-2 Preferred Stock (the “Series G-2 Preferred Stock”) and 1,000,000 shares have been designated as Series H Preferred Stock (the “Series H Preferred Stock”).

The relative rights, preferences, privileges and restrictions granted to or imposed on the respective series or classes of capital stock or the holders thereof are as follows:

Section 1.  Dividends.

(a)  Dividend Rights.  The holders of the Preferred Stock shall be entitled to receive dividends, prior to the payment of any dividends on the Common Stock, at the rate of: (i) $0.025 per annum per share of Series A Preferred Stock; (ii) $0.05 per annum per share of Series B Preferred Stock; (iii) $0.10 per annum per share of Series C Preferred Stock; (iv) $0.122 per annum per share of Series D Preferred Stock; (v) $0.461 per annum per share of Series E Preferred Stock; (vi) $0.198 per annum per share of Series F Preferred Stock; (vii) $0.239 per annum per share of Series G Preferred Stock; (viii) $0.239 per annum per share of Series G-2 Preferred Stock; and (ix) $0.30 per annum per share of Series H Preferred Stock, then held by them out of any funds legally available therefor (the “Preferred Dividend Rate”), when and as declared by the Board of Directors. The right to such dividends on the Preferred Stock shall not be cumulative, and no right shall accrue to the holders thereof unless declared by the Board of Directors. If any dividends are paid on shares of any series of Preferred Stock, dividends shall be paid on shares of all series of Preferred Stock on a pro rata basis based on the foregoing dividend rates.

Without limiting the foregoing, no distribution shall be made in respect of the Common Stock unless the holders of the Preferred Stock shall receive a proportionate share of any such distribution as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which such shares of Preferred Stock are then convertible.

(b)  Definition of Distribution.  For purposes of this Section 1, unless the context otherwise requires, a “distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise or the purchase or redemption of shares of the Corporation for cash or property; provided, however, that a “distribution” shall not include repurchases by the Corporation of (i) shares of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, or (ii) shares of Common Stock for cash consideration in transactions approved by the Board of Directors and the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock (voting together as a class).

Section 2.  Liquidation Preference.

(a)  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

 (i)        The holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share (as such amount shall be adjusted to reflect subdivisions and combinations of shares of Preferred Stock and stock dividends upon the Preferred Stock) equal to: (A) $0.25 plus an amount equal to all declared but unpaid dividends with respect to each share of Series A Preferred Stock; (B) $0.50 plus an amount equal to all declared but unpaid dividends with respect to each share of Series B Preferred Stock; (C) $1.00 plus an amount equal to all declared but unpaid dividends with respect to each share of Series C Preferred Stock; (D) $1.22 plus an amount equal to all declared but unpaid dividends with respect to each share of Series D Preferred Stock; (E) $4.61 plus an amount equal to all declared but unpaid dividends with respect to each share of Series E Preferred Stock; (F) $1.98 plus an amount equal to all declared but unpaid dividends with respect to each share of Series F Preferred Stock; (G) $2.39 plus an amount equal to all declared but unpaid dividends with respect to each share of Series G Preferred Stock; (H) $2.39 plus an amount equal to all declared but unpaid dividends with respect to each share of Series G-2 Preferred Stock; and (I) $3.00 plus an amount equal to all declared but unpaid dividends with respect to each share of Series H Preferred Stock. If the assets and funds legally available for distribution among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then such assets and funds shall be distributed ratably among the holders of Preferred Stock in proportion to the total preferential amount which each such holder is entitled to receive pursuant to this Section 2(a)(i).

 (ii)       Any assets remaining after the distributions pursuant to Section 2(a)(i) above shall be distributed on a pro rata basis to the holders of Common Stock and Preferred Stock based on the number of shares (assuming conversion of each holder’s shares of Preferred Stock into the number of shares of Common Stock into which such holder’s Preferred Stock is then convertible, as adjusted from time to time pursuant to Section 4 hereof) then held by each holder of Common Stock and Preferred Stock; provided, however, that no Series of Preferred Stock may participate in any distribution under this Section 2(a)(ii) to the extent that the total return on such Series exceeds five (5) times the liquidation preference amount per share specified with respect to such Series in Section 2(a)(i) above.

(b) (i)       If the Corporation should sell all or substantially all of its assets, or should consolidate or merge with or into any other corporation or corporations (other than wholly-owned subsidiaries of the Corporation), or should engage in a transaction or series of related transactions after the Filing Date, as hereinafter defined, in which more than 50% of the voting power of the Corporation is disposed, then such sale, merger or other transaction shall be treated as a liquidation subject to this Section 2. For purposes of this Section 2, “Filing Date”

shall mean the date on which this Certificate of Incorporation is filed in the Office of the Secretary of State of the State of Delaware.

 (ii)       In any of such events, if the consideration received by the Corporation is other than cash or indebtedness, its value will be deemed to be its fair market value. In the case of securities, fair market value shall be determined as follows:

     (A)      securities not subject to investment letter or other similar restrictions on free marketability:

   (1)    if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing;

   (2)    if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing; and

   (3)    if there is no active public market, the value shall be the fair market value thereof, as determined by the unanimous consent or vote of the Board of Directors and the approval or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class, and such determination shall be binding upon the stockholders.

     (B)      The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the unanimous consent or vote of the Board of Directors and the approval or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class, and such determination shall be binding upon the stockholders.

Section 3.  Voting Rights.

(a)  General.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)  Common.  Except with respect to the election of directors of the Corporation as set forth in Section 3(d) below, the holder of each share of Common Stock issued and outstanding shall have one vote for each share thereof held. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(c)  Preferred.   Except with respect to the election of directors of the Corporation as set forth in Section 3(d) below, each holder of Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which such holder’s shares of Preferred Stock are then convertible, as adjusted from time to time pursuant to Section 4 hereof, at the record date for determination of the stockholders entitled to vote on such matters or, if no record date is established, at the date such vote is taken or any written consent of stockholders is first solicited. The holders of Preferred Stock shall be entitled to receive notice, together with the holders of Common Stock, of all stockholder meetings even if only the holders of Common Stock are entitled to vote on the issues addressed at such meeting.

(d)  Board of Directors.  The authorized number of directors shall be set forth in the Bylaws of the Corporation and may be increased or decreased by an amendment to such Bylaws in accordance with their provisions. Election of directors need not be by written ballot and unless the Bylaws of the Corporation shall so provide. In accordance with the Bylaws of the Corporation and except as otherwise provided in this Certificate of Incorporation, a stockholder shall be entitled to cumulate votes when voting for the election of directors. Of the authorized number of members of the Corporation’s Board of Directors:

 (i)        as long as there are at least 1,000,000 shares of Series A Preferred Stock issued and outstanding, the holders of Series A Preferred Stock voting separately as a series shall be entitled to elect one director (and to fill any vacancies with respect thereto), with each holder of Series A Preferred Stock entitled to the number of votes determined as provided in Section 3(a) above;

 (ii)       as long as there are at least 5,000,000 shares of Series D Preferred Stock issued and outstanding, the holders of Series D Preferred Stock voting separately as a series shall be entitled to elect two directors (and to fill any vacancies with respect thereto), and if there are fewer than 5,000,000 shares but not less than 2,500,000 shares of Series D Preferred Stock issued and outstanding, then the holders of Series D Preferred Stock voting separately as a series shall be entitled to elect one director (and to fill any vacancy with respect thereto), in each case with each holder of Series D Preferred Stock entitled to the number of votes determined as provided in Section 3(a) above;

 (iii)      as long as there are at least 1,000,000 shares of Series G Preferred Stock issued and outstanding, the holders of Series G Preferred Stock voting separately as a series shall be entitled to elect one director (and to fill any vacancies with respect thereto), with each holder of Series G Preferred Stock entitled to the number of votes determined as provided in Section 3(a) above; and

 (iv)      the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-2 Preferred Stock, Series H Preferred Stock and Common Stock voting together shall be entitled to elect the remaining directors to be elected (and to fill any vacancies with respect thereto).

Any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose.

Section 4.  Conversion.  The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)  Right to Convert.

(i)        Optional Conversion.

(A)      Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation, or at the office of any transfer agent for Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.25 by the Conversion Price, as defined below, for Series A Preferred Stock at the time in effect.

(B)      Each share of Series B Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation, or at the office of any transfer agent for Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.50 by the Conversion Price for Series B Preferred Stock at the time in effect.

(C)      Each share of Series C Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation, or at the office of any transfer agent for Series C Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the Conversion Price for Series C Preferred Stock at the time in effect.

(D)      Each share of Series D Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation, or at the office of any transfer agent for Series D Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.22 by the Conversion Price for Series D Preferred Stock at the time in effect.

(E)      Each share of Series E Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation, or at the office of any transfer agent for Series E Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.61 by the Conversion Price for Series E Preferred Stock at the time in effect.

(F)      Each share of Series F Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation, or at the office of any transfer agent for Series F Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.98 by the Conversion Price for Series F Preferred Stock at the time in effect.

(G)      Each share of Series G Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation, or at the office of any transfer agent for Series G Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.39 by the Conversion Price for Series G Preferred Stock at the time in effect.

(H)      Each share of Series G-2 Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation, or at the office of any transfer agent for Series G-2 Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.39 by the Conversion Price for Series G-2 Preferred Stock at the time in effect.

(I)      Each share of Series H Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation, or at the office of any transfer agent for Series H Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.00 by the Conversion Price for Series H Preferred Stock at the time in effect.

(J)      The “Conversion Price” for each series of Preferred Stock shall be a dollar amount equal to the initial Conversion Price for such series as adjusted pursuant to Section 4(c) or 4(d) below. As of the Effective Date, as defined below, the initial Conversion Price for Series A Preferred Stock shall be $0.25, the initial Conversion Price for Series B Preferred Stock shall be $0.50, the initial Conversion Price for Series C Preferred Stock shall be $1.00, the initial Conversion Price for Series D Preferred Stock shall be $1.22, the initial Conversion Price for Series E Preferred Stock shall be $4.61, the initial Conversion Price for Series F Preferred Stock shall be $1.98, the initial Conversion Price for Series G Preferred Stock shall be $2.39, the initial Conversion Price for Series G-2 Preferred Stock shall be $2.39 and the initial Conversion Price for Series H Preferred Stock shall be $3.00.

 (ii)       Automatic Conversion.  Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series A Conversion Price in the event of the affirmative vote of the holders of at least a majority of the Series A Preferred Stock then outstanding in favor of such conversion. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series B Conversion Price in the event of the affirmative vote of the holders of at least a majority of the Series B Preferred Stock then outstanding in favor of such conversion. Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series C Conversion Price in the event of the affirmative vote of the holders of at least a majority of the Series C Preferred Stock then outstanding in favor of such conversion. Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series D Conversion Price in the event of the affirmative vote of the holders of at least sixty-five percent (65%) of the Series D Preferred Stock then outstanding in favor of such conversion. Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series E Conversion Price in the event of the affirmative vote of the holders of at least a majority of the Series E Preferred Stock then outstanding in favor of such conversion. Each share of Series F Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series F Conversion Price in the event of the affirmative vote of the holders of at least a majority of the Series F Preferred Stock then outstanding in favor of such conversion. Each share of Series G Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series G Conversion Price in the event of the affirmative vote of the holders of at least a majority of the Series G Preferred Stock then outstanding in favor of such conversion. Each share of Series G-2 Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series G-2 Conversion Price in the event of the affirmative vote of the holders of at least a majority of the Series G-2 Preferred Stock then outstanding in favor of such conversion. Each share of Series H Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Series H Conversion Price in the event of the affirmative vote of the holders of at least a majority of the Series H Preferred Stock then outstanding in favor of such conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Price for such series in the event of the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock for the account of the Corporation to the public with net proceeds to the Corporation of not less than $20,000,000 and at a public offering price per share (prior to underwriter commissions and expenses) that is not less than $7.50 (as adjusted to reflect subdivisions and combinations of shares of Common Stock and stock dividends paid in shares of Common Stock). In the event of such a public offering, the person(s) entitled to receive the Common Stock issuable upon conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of Common Stock, at which time the Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder notifies the Corporation or its transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the automatic conversion of a series the Preferred Stock, the holders of such series of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation, or at the office of any transfer agent for such Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

 (iii)      Upon conversion of any Preferred Stock, the Common Stock so issued shall be duly and validly issued, fully paid and nonassessable shares of the Corporation.

(b)  Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined; provided that the Corporation will not pay cash for fractional shares if such action would result in the cancellation of more than 10 percent of the outstanding shares of any class. Except as provided in Section 4(a)(ii) above, before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, or at the office of any transfer agent for such Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash payable in lieu of fractional shares of Common Stock (after aggregating all shares of Common Stock issuable to such holder of Preferred Stock upon conversion of the number of shares of Preferred Stock at the time being converted). In addition, if less than all of the shares represented by such certificates are surrendered for conversion pursuant to Section 4(a)(i) above, the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Preferred Stock not so converted. Except as provided in Section 4(a)(ii) above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of such Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. In addition, any conversion may be conditional upon the happening of a specific event, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the happening of such event.

(c)  Adjustment to Conversion Prices for Diluting Issues.

 (i)        Special Definitions.  For purposes of this Section 4(c), the following definitions shall apply:

  (A)      “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

  (B)      “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities, except for those issued to officers, employees of, or consultants to, the Corporation as provided in Section 4(c)(i)(E)(2) below.

  (C)      “Effective Date” shall mean March 23, 2010 (and shall include any actions of the Predecessor).

  (D)      “Predecessor” shall mean Ellie Mae, Inc., a California corporation, as predecessor to the Corporation.

  (E)      “Exchange Agreements” shall mean the exchange agreements between the Corporation and each of the Corporation’s stockholders pursuant to which, among other things, shares of capital stock of the Corporation will be issued in exchange for the consideration set forth in such Exchange Agreements.

  (F)      “Dilutive Financing” with respect to a series of Preferred Stock means any issuance or deemed issuance of Additional Shares of Common Stock after the Effective Date for a consideration per share less than the Conversion Price for such series of Preferred Stock in effect on the date of and immediately prior to such sale.

  (G)      “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(c)(iii) below, deemed to be issued) by the Corporation after the Effective Date, other than shares of Common Stock issued or issuable:

 (1) upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, the Series G Preferred Stock, the Series G-2 Preferred Stock or the Series H Preferred Stock;

 (2) to officers or employees of, or consultants to, the Corporation pursuant to a stock grant, stock option plan, stock purchase plan or other stock incentive agreement up to an aggregate of 12,250,000 shares of Common Stock (including options granted prior to the Effective Date by the Predecessor);

 (3) as a dividend or distribution on Preferred Stock;

 (4) following a vote of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class, that designated shares of Common Stock issued or deemed to be issued shall not constitute Additional Shares of Common Stock;

 (5) pursuant to the Exchange Agreements; or

 (6) in connection with any transaction for which adjustment is made pursuant to Section 4(d) below.

 (ii)       No Adjustment of Conversion Prices.  No adjustment in the Conversion Price of a share of Preferred Stock shall be made with respect to the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issuance, for such share of Preferred Stock.

 (iii)      Deemed Issue of Additional Shares of Common Stock; Options and Convertible Securities.  In the event the Corporation at any time or from time to time after the Effective Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

  (A)      no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

  (B)      if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Prices for any series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease, insofar as it affects such Conversion Price, but no further change in the Conversion Price for any series of Preferred Stock shall be made upon the exercise, conversion or exchange of such Options or Convertible Securities, and no such adjustment of the Conversion Price for any series of Preferred Stock shall affect Common Stock previously issued upon a conversion of Preferred Stock;

  (C)      if any such Options or Convertible Securities shall expire or be canceled without having been exercised or converted, the Conversion Prices adjusted upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) shall be readjusted as if:

 (1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock so issued were shares of Common Stock, if any, actually issued or sold on the exercise of such Options or the conversion or exchange of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities; and

 (2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

    (D)      no readjustment pursuant to clauses (B) or (C) above shall have the effect of increasing the Conversion Price for any series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for such series of Preferred Stock on the original adjustment date (immediately prior to the adjustment), or (ii) the Conversion Price for such series of Preferred Stock that would have resulted from any actual issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

 (iv)      Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock.  Subject to Section 4(c)(ii) above, the Conversion Price for any series of Preferred Stock shall be subject to adjustment under this Section 4(c)(iv) as follows: in the event the Corporation shall at any time after the Effective Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii) above), without consideration or for a consideration per share less than the Conversion Price for such series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such series shall be reduced, concurrently with such issue, to the price (calculated to the nearest cent) determined by multiplying the Conversion Price for such series by a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price for such series immediately prior to such issuance, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided, however, that, for the purposes of this Section 4(c)(iv), all shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock shall be deemed to be outstanding.

 (v)       Determination of Consideration.  For purposes of this Section 4(c), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed, after deducting all commissions, expenses and fees, as follows:

    (A)      Cash and Property.  Such consideration shall:

 (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

 (2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

 (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, by the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

    (B)      Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing:

 (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

 (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(d)  Adjustments for Stock Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

 (i)        Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall issue Additional Shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision, the Conversion Price of each series of Preferred Stock in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with such stock dividend, stock distribution or subdivision, be proportionately decreased.

 (ii)       Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

 (iii)      Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in

Section 4(c) above or this Section 4(d) or as otherwise provided in Section 1, then, and in each such event, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under Section 4(c) above or this Section 4(d) with respect to the rights of the holders of the Preferred Stock.

 (iv)      Adjustments for Reclassification, Exchange, and Substitution.  If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of their Preferred Stock immediately before that change.

(e)  No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any other terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(f)  Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of Preferred Stock, the Corporation will take such corporate actions as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(g)  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Prices of all series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

(h)  Notices of Record Date.  In the event that the Corporation shall propose at any time:

(i)        to declare any dividend or distribution upon the Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, other than distributions to stockholders in connection with the repurchase of shares of former employees or consultants, to which the holders of Preferred Stock have consented in Section l(b) hereof; or

(ii)       to offer for subscription to the holders of any class or series of its capital stock any additional shares of stock of any class or series or any other rights; or

(iii)      to effect any reclassification or recapitalization; or

(iv)      to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, or to effect any other transaction subject to the provisions of Section 2 hereof;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

   (A)      at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining the rights to vote in respect of the matters referred to in (iii) and (iv) above; and

   (B)      in the case of the matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date of a stockholders meeting at which a vote on such matters shall take place or the effective date of any written consent (and specifying the material terms and conditions of the proposed transaction or event and the date on which the holders of Preferred Stock and Common Stock shall be entitled to exchange their Preferred Stock and Common Stock for securities or other property deliverable upon the occurrence of such event and the amount of securities or other property deliverable upon such event).

Each such written notice shall be given personally or by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation.

Section 5.  Redemption of Preferred Stock.

(a)  Right to Redemption.  Upon the written request of the holders of at least sixty-five percent (65%) of the then outstanding shares of Preferred Stock (based on the number of shares of Common Stock into which each holder’s Preferred Stock is then convertible, as adjusted from time to time pursuant to Section 4 hereof) at any time on or after September 1, 2007 (the “Mandatory Redemption Notice”), the Corporation shall redeem, to the extent it may lawfully do so, up to all of the shares of Preferred Stock outstanding as of the date of the redemption notice (the “Redemption Notice Date”). The percentage of each series of Preferred Stock to be redeemed shall be equal to the overall percentage of shares of Preferred Stock to be redeemed. The Corporation shall redeem the shares each holder is entitled to have redeemed, as determined for each series of Preferred Stock by such holder’s pro rata ownership of such series of Preferred Stock (the “Redeemable Shares”), in three equal annual installments. The Corporation shall redeem one-third of the Redeemable Shares on a date determined by the Corporation not more than sixty (60) days following the date of the Mandatory Redemption Notice (the “Initial Redemption Date”), one-third of the Redeemable Shares on a date determined by the Corporation not later than the first anniversary of the Initial Redemption Date (the “Intermediate Redemption Date”) and the remainder of the Redeemable Shares on a date determined by the Corporation not later than the second anniversary of the Initial Redemption Date (the “Final Redemption Date”), in each case at a redemption price equal to: (i) $0.25 plus an amount equal to all declared but unpaid dividends with respect to each share of Series A Preferred Stock; (ii) $0.50 plus an amount equal to all declared but unpaid dividends with respect to each share of Series B Preferred Stock; (iii) $1.00 plus an amount equal to all declared but unpaid dividends with respect to each share of Series C Preferred Stock; (iv) $1.22 plus an amount equal to all declared but unpaid dividends with respect to each share of Series D Preferred Stock; (v) $4.61 plus an amount equal to all declared but unpaid dividends with respect to each share of Series E Preferred Stock; (vi) $1.98 plus an amount equal to all declared but unpaid dividends with respect to each share of Series F Preferred Stock (subject in each case to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to the Preferred Stock); (vii) $2.39 plus an amount equal to all declared but unpaid dividends with respect to each share of Series G Preferred Stock (subject in each case to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to the Preferred Stock); (viii) $2.39 plus an amount equal to all declared but unpaid dividends with respect to each share of Series G-2 Preferred Stock (subject in each case to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to the Preferred Stock); and (ix) $3.00 plus an amount equal to all declared but unpaid dividends with respect to each share of Series H Preferred Stock (subject in each case to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to the Preferred Stock) (in each case, the “Redemption Price”). The Initial Redemption Date, the Intermediate Redemption Date and the Final Redemption Date are individually or collectively referred to herein as the “Mandatory Redemption Date.”

(b)  Pro Rata Redemption.  In the event the Corporation is lawfully permitted to redeem only a part of the outstanding shares of Preferred Stock to be redeemed on any Mandatory Redemption Date, the Corporation shall redeem the maximum possible number of such shares ratably, so that the Corporation shall redeem from each holder of Preferred Stock that number of shares equal to the product obtained by multiplying the total number of shares of

Preferred Stock to be redeemed by the Corporation by a fraction, the numerator of which is the number of shares of Preferred Stock then held by such holder and the denominator of which is the total number of shares of Preferred Stock then outstanding. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Mandatory Redemption Date but which it has not redeemed.

(c)  Reply Notice.  No later than thirty (30) days before the applicable Mandatory Redemption Date, the Corporation shall provide to the holders of outstanding shares of Preferred Stock written notice of the intended redemption (the “Reply Notice”). The Reply Notice shall state:

 (i)        whether all or less than all of the outstanding shares of Preferred Stock are proposed to be redeemed and the total number of shares of Preferred Stock proposed to be redeemed;

 (ii)       the number of shares of Preferred Stock held by each holder that the Corporation shall redeem;

 (iii)      the proposed applicable Mandatory Redemption Date and the applicable Redemption Price; and

 (iv)      that the holder’s rights to convert the Preferred Stock shall terminate on the fifth day prior the applicable Mandatory Redemption Date.

(d)  Mechanics of Redemption.

 (i)        On or before the applicable Mandatory Redemption Date, each holder of Preferred Stock to be redeemed, unless such holder has exercised his right to convert the shares as provided in Section 4(a) hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Reply Notice, and thereupon the Redemption Price for such shares shall be payable on the applicable Mandatory Redemption Date to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

 (ii)       If the Mandatory Redemption Notice and the Reply Notice shall have been duly given, and if on the applicable Mandatory Redemption Date the applicable Redemption Price is either paid or made available for payment through the deposit arrangements specified in Section 5(d)(iii) below, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, any dividends with respect to such shares, and only those shares, to be redeemed on such Mandatory Redemption Date shall cease to accrue after the Mandatory Redemption Date, such shares shall cease to be outstanding and all rights with respect to such shares shall forthwith after the Mandatory Redemption Date terminate, except only the right of the holders to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates therefor.

 (iii)      On or prior to each Mandatory Redemption Date, the Corporation may deposit with any bank or trust corporation having a capital surplus of at least twenty million dollars ($20,000,000), as a trust fund, a sum equal to the aggregate Redemption Price of all shares of Preferred Stock called for redemption on such Mandatory Redemption Date and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay, on or after such Mandatory Redemption Date, the applicable Redemption Price to the respective holders upon the surrender of their share certificates. From and after the date of such deposit, such shares of Preferred Stock so called for payment shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights as stockholders with respect thereto, except for the right to receive from the bank or trust corporation payment of the applicable Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any funds so deposited and unclaimed at the end of one year from the applicable Mandatory Redemption Date shall be released or repaid to the Corporation, after which the holders of shares called for redemption shall be entitled to receive payment of the applicable Redemption Price only from the Corporation. Shares of Preferred Stock that are unredeemed following each Mandatory Redemption Date, if any, shall remain outstanding and shall be entitled to all rights applicable thereto.

Section 6.  No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

Section 7.  Protective Provisions.  In addition to any other rights provided by law, so long as at least 2,000,000 shares of Preferred Stock shall be outstanding (as adjusted for stock splits, combinations and the like), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class:

  (a)            amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Bylaws of the Corporation if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, Series G Preferred Stock, the Series G-2 Preferred Stock or the Series H Preferred Stock in an adverse manner;

  (b)            increase the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-2 Preferred Stock or Series H Preferred Stock;

  (c)            authorize or issue any new shares, or reclassify any Common Stock or other shares into shares of any class or series of stock, senior to or on parity with the Series A

Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-2 Preferred Stock or Series H Preferred Stock as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or otherwise;

  (d)            sell, license or otherwise dispose of all or substantially all of the assets or business of the Corporation;

  (e)            effect a consolidation, reorganization or merger of the Corporation with or into any other corporation, or any other transaction in which ownership of a majority of the Corporation’s capital stock is transferred;

  (f)            redeem, purchase or otherwise acquire any shares of the Corporation’s capital stock (other than redemptions pursuant to Section 5 hereof or repurchases excluded from the definition of distribution pursuant to Section 1(b) hereof); or

  (g)            increase the authorized number of directors of the Corporation to more than nine (9), unless all members of the Board of Directors, including the directors elected pursuant to Sections 3(b)(i) and 3(b)(ii) hereof, shall have voted to approve such increase.

ARTICLE V.

STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VI.

LIMITATION OF LIABILITY

The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permissible under applicable law. If the Delaware General Corporation Law is amended after approval by the stockholders of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of this Article VI, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall only be prospective and shall not adversely affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.

ARTICLE VII.

INDEMNIFICATION

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of directors, officers and agents (and any other persons to which the Delaware General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with agents, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the Delaware General Corporation Law. Any repeal or modification of this Article VII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall only be prospective and shall not adversely affect the rights under this Article VII in effect at the time of the alleged occurrence of any action or omission to act giving rise to indemnification.

IN WITNESS WHEREOF, Ellie Mae, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 22nd day of March, 2010.

ELLIE MAE, INC.

By:	/s/ Sigmund Anderman
Sigmund Anderman
Chief Executive Officer